Exhibit 99.1

SOURCECORP® Announces Receipt of Final Payment under Favorable $30 Million Settlement and Updates Status of Contract Termination Payment

DALLAS, Texas (December 28, 2005) – SOURCECORP, Inc. (NASDAQ: SRCP) a leading provider of business process outsourcing solutions and specialized high value consulting services announced today that it has received the final payment that was owed the Company under the settlement agreement it announced September 27, 2005.  The settlement agreement settled the Company’s claims against the former owners of the Company’s operating subsidiary that was the subject of its internal investigation and financial restatement.  The Company also provided an update on an agency termination payment to the Company, which impacts its earnings per share guidance.

Settlement Agreement Final Payment

As previously announced, the terms of the settlement agreement provided that SOURCECORP would be paid $30 million consisting of (i) $20 million in cash, which was paid in September 2005, (ii) 89,888 shares of SOURCECORP’s common stock (valued under the terms of the settlement agreement at approximately $1.84 million), which were received and canceled in September 2005 and (iii) the remainder being approximately $8.16 million (less approximately $300,000 of rental payments previously withheld by the Company in accordance with the settlement agreement), which has now been received.

“We believe that receipt of this final payment is yet another important step in moving beyond the Company’s restatement and focusing on our operations for the benefit of all stakeholders,” stated Mr. Ed H. Bowman, Jr., President and CEO.

The Company used the settlement proceeds to reduce outstanding debt.

Contract Termination Payment Update

Additionally, as previously announced, earlier in the year the Company received notice from a large government customer of its intent to cancel a contract in connection with a substantial change in their operational plans.  As previously indicated, the Company’s guidance, which was most recently updated on November 4, 2005, included approximately $0.09 per share, that represented an estimate of the anticipated termination payment relating to such contract and that the timing and exact amount of that payment was uncertain.  As year-end approaches, it currently appears that based on the volume of information that the agency has yet to review, it will most likely be at least until early 2006 before this matter will be settled, and as such, will not be reflected in the Company’s 2005 results of operation.  The Company expects that the actual termination payment amount, or an updated estimate, will be included in the Company’s 2006 guidance when it is provided.  Except as otherwise provided in this press release, the Company is not commenting on its prior guidance.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine (2001). SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies (1998, 1999), based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies (1999). For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com

Contact:  Barry L. Edwards, Executive Vice President and Chief Financial Officer: barryedwards@srcp.com 214.740.6690

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates, projections, included in this press release, including without limitation the timing and amount of the contract termination payment discussed herein. The aforementioned risks and uncertainties include, without limitation, the length of time the agency ultimately determines it needs to review the termination payment submission, the amount that such agency ultimately determines is so owed, as well as the timing and result of the Company’s ongoing SEC investigation, remediation costs relating to the Company’s completed internal investigation, the potential customer impact of the results of the Company’s completed investigation, the outcome of the Company’s pending putative securities class action matters, the risks of integrating the Company’s operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in the Company’s existing customers’ needs for our services (including without limitation through “in-sourcing” of such work), of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.